Exhibit 10.1

Execution Version

SUBSCRIPTION AGREEMENT

BY AND BETWEEN

THE CHEESECAKE FACTORY INCORPORATED

AND

RC CAKE HOLDINGS LLC

Dated as of April 20, 2020

i

EXHIBITS

ii

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT dated as of April 20, 2020 (this “Agreement”) is by and between The Cheesecake Factory Incorporated, a Delaware corporation (the “Company”), and RC Cake Holdings LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

The Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, 200,000 shares (the “Purchased Shares”) of the Company’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), on the terms and subject to the conditions hereinafter set forth.

Concurrently with the execution and delivery of this Agreement, and as a condition of and inducement to the Purchaser’s willingness to enter into this Agreement, (a) Mr. David Overton, on the one hand, and the Purchaser, on the other hand, are entering into a Support Agreement, (b) the Series A Director and the Company are entering into the Indemnification Agreement and (c) the Company and Roark Capital Partners V (TE) LP are entering into the Management Rights Letter.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1            Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser, the Purchased Shares, free and clear of any liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by the this Agreement, the Certificate of Designations or the Registration Rights Agreement) for an aggregate purchase price of $200,000,000. The Series A Preferred Stock shall have the rights, powers, preferences and privileges set forth in the Certificate of Designations (the “Certificate of Designations”) attached as Exhibit B.

Section 1.2            Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the issuance, sale and purchase of the Purchased Shares (the “Closing”) shall take place remotely via the exchange of final documents and signature pages, on the date of this Agreement subject the satisfaction or waiver of all of the conditions set forth in Article V, or such other time and place as the Company and the Purchaser may agree. The date on which the Closing is to occur is herein referred to as the “Closing Date.” At the Closing, upon receipt by the Company of payment of the full purchase price to be paid at the Closing therefor by or on behalf of such Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Purchased Shares in the name of the Purchaser by book-entry on the books and records of the Company. At the Closing, the Purchaser shall deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 certifying that such Purchaser is a U.S. person and that such Purchaser is not subject to backup withholding.

Section 1.3            Commitment Fee. At the Closing, the Company shall pay to the Purchaser a commitment fee equal to $2,000,000, representing one percent (1%) of the aggregate purchase price for the Purchased Shares.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, except (a) as set forth in the SEC Documents filed by the Company with the SEC on or after January 1, 2019 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings) and (b) as set forth on Exhibit D (the “Disclosure Schedule”) (all such exceptions disclosed in the Disclosure Schedule being numbered to correspond to the applicable Section of this Article II, provided, however, that any such exception shall be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure):

Section 2.1            Organization and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, partnership or other entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership or other entity power and authority to own or lease its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2            Authorization, Etc. The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and for the due authorization, issuance, sale and delivery of the Purchased Shares and the reservation, issuance and delivery of the Conversion Shares. The authorization, execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designations and the issuance of the Purchased Shares and the Conversion Shares do not and will not: (a) violate or result in the breach of any provision of the Certificate of Incorporation or Bylaws of the Company; or (b) with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any material mortgage, credit agreement or contract to which the Company or any of its Subsidiaries is a party; (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; or (iii) result in the creation of any lien upon any assets of the Company or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a governmental authority to the Company or any of its Subsidiaries, other than liens under federal or state securities laws. This Agreement has been, and the Registration Rights Agreement, at the Closing will be, duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties hereto or thereto, this Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the issuance of the Purchased Shares (or the Conversion Shares) to the Purchaser or the Transfer thereof to its Permitted Transferees in accordance with this Agreement, without any further action on the part of the stockholders or the Board of Directors.

Section 2.3            Government Approvals. No consent, approval or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, or in connection with the issuance of the Purchased Shares or the Conversion Shares, except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware; (b) those which have already been made or granted; (c) the filing of a Form D and current report on Form 8-K with the SEC; (d) filings with applicable state securities commissions; (e) the listing of the Conversion Shares with the Nasdaq Stock Market; or (f) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

Section 2.4            Authorized and Outstanding Stock.

(a)               The authorized capital stock of the Company consists of 250,000,000 shares of common stock, $.01 par value per share (“Common Stock”) and 5,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”). Of such Preferred Stock, upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, 200,000 shares will be designated as the Series A Preferred Stock.

(b)               As of March 31, 2020, (i) 45,461,336 shares of Common Stock were issued and outstanding, and (ii) 4,786,651 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options or the vesting of unvested restricted stock awards, and restricted stock units issued pursuant to the Stock Plans or the vesting of unvested restricted stock units not issued pursuant to a Stock Plan.

(c)               All of the issued and outstanding shares of Common Stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable. The shares of Common Stock issuable upon conversion of the Purchased Shares (the “Conversion Shares”) have been reserved for issuance and, when issued upon conversion thereof in accordance with the terms of the Certificate of Designations in accordance with their terms will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, other than those under applicable state and federal securities and antitakeover laws, this Agreement and the Registration Rights Agreement. When issued in accordance with the terms hereof, the Purchased Shares and the Conversion Shares will be free and clear of all liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by the this Agreement, the Certificate of Designations or the Registration Rights Agreement).

(d)               Except as otherwise expressly described in this Agreement: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to any preemptive right granted by the Company with respect to the issuance of any capital stock of the Company.

Section 2.5            Subsidiaries. The Company’s Subsidiaries consist of all the entities listed on Exhibit 21.1 to the Company’s Form 10-K for the year ended December 31, 2019. Except as described in the SEC Documents, the Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. Except as described in the SEC Documents, there are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section 2.6            Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

Section 2.7            SEC Documents; Financial Information. Since January 1, 2019, the Company has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act except, in the case of clause (b), where the failure to file has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of their respective filing dates, such SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in such Financial Statements or the notes thereto). The Company satisfies the “registrant requirements” for use of Form S-3 set forth in General Instruction I.A to Form S-3 promulgated by the SEC. The Company and its Subsidiaries do not have any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, (ii) that were incurred in the ordinary course of business and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) that were not incurred in the ordinary course of business.

Section 2.8            Internal Control Over Financial Reporting. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 2.9            Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.

Section 2.10        Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties or assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11        Compliance with Laws; Permits.

(a)               The Company and its Subsidiaries are in compliance with all applicable laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits and licenses of governmental authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               Each of the facilities of the Company and its Subsidiaries is in compliance in all material respects with the Americans with Disabilities Act of 1990, as amended, and other similar laws applicable to such facilities.

(c)               None of the Company nor any of its Subsidiaries has, during the last three years, been cited, fined or otherwise been notified by any governmental authority or third party of any material (i) failure to comply with any applicable laws related to the preparation, holding, offering for sale and sale of food and beverages, including any applicable laws governing food and beverage safety and handling, nutrition labeling on menus or branding or (ii) investigation or review by any governmental authority regarding the foregoing.

Section 2.12        Taxes. The Company and each of its Subsidiaries has filed all Tax Returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has timely paid all Taxes required to be paid, except for any such failures to file or pay that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code (“USRPHC”).

Section 2.13        Employee Matters. Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents, and each such ERISA Document is in compliance with all applicable requirements of ERISA.

Section 2.14        Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Requirements of Environmental Law and required Environmental Permits, except, in each case, where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received within the past three years any written notice from any governmental authority of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit in connection with their respective properties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.15        Registration Rights. Except as provided in this Agreement or the Registration Rights Agreement or disclosed in the SEC Documents, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

Section 2.16        Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.17        Nasdaq. As of the date hereof, the Company’s Common Stock is listed on the Nasdaq Stock Market, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq Stock Market. The Company is in compliance with applicable continued listing requirements of the Nasdaq Stock Market.

Section 2.18        No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or the Purchaser for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries, other than Wells Fargo Securities and J.P. Morgan Securities LLC whose fees are the sole responsibility of the Company.

Section 2.19        Illegal Payments; FCPA Violations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, employee, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries (and only in their capacities as such) has, in connection with the business of the Company: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of such Governmental Entity, except, with respect to the foregoing clauses (i) through (iv), as permitted under the U.S. Foreign Corrupt Practices Act or other applicable law; (b) made any illegal contribution to any political party or candidate; (c) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (e) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any other applicable anti-corruption or anti-bribery law.

Section 2.20        Economic Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not in contravention of any sanction, and has not engaged in any conduct sanctionable, under U.S. economic sanctions Laws, including applicable laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, as amended, the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended, the Iran Threat Reduction and Syria Human Rights Act, as amended, the Iran Freedom and Counter-Proliferation Act of 2012, as amended, and any executive order issued pursuant to any of the foregoing.

Section 2.21        No Additional Representations. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, nor will anything in this Agreement operate to limit any claim by any Purchaser or any of its respective Affiliates for actual and intentional fraud.

Article III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that:

Section 3.1            Organization and Power. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited partnership or other entity power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2            Authorization, Etc. The Purchaser has all necessary limited partnership or other entity power and authority and has taken all necessary limited partnership or other entity action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby. The authorization, execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement, and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any provision of the certificate of limited partnership and limited partnership agreement (or similar organizational document) of the Purchaser; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement and the Registration Rights Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Purchaser or any material contract to which the Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation. This Agreement has been, and the Registration Rights Agreement will, at the Closing be party will be, duly executed and delivered by the Purchaser. Assuming due execution and delivery thereof by the other parties hereto or thereto, this Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3            Government Approvals. No consent, approval, license or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report the Purchaser’s ownership of the Purchased Shares; (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder; or (d) the expiration or termination of any applicable waiting periods under the HSR Act.

Section 3.4            Investment Representations.

(a)               The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)               The Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement and the Registration Rights Agreement. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c)               The Purchaser is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

(d)               By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

(e)               The Company has provided to the Purchaser all documents and information that the Purchaser has requested relating to an investment in the Company. The Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares. The Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and the Purchaser has determined that the acquisition of the Purchased Shares is a suitable investment for the Purchaser. The Purchaser has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II).

Section 3.5            No Prior Ownership. Prior to the Closing, the Purchaser does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.

Section 3.6            No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act by the Purchaser.

Section 3.7            ERISA. The Purchaser does not hold, and no part of the funds used by the Purchaser to acquire any Purchased Shares constitutes, “plan assets” (within the meaning of the ERISA Regulations). The Purchaser is not (a) an “employee benefit plan” that is subject to Part 4 of Title I of ERISA, (b) a “plan” to which Section 4975 of the Code applies or (c) an entity whose underlying assets could be deemed to include “plan assets” by reason of an employee benefit plan’s or a plan’s investment in such entity.

Section 3.8            No Additional Representations. The Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II, any information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable law, without limiting the representations and warranties contained in Article II, neither the Company nor any of its Subsidiaries shall have any liability to any Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries to Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

Article IV

COVENANTS OF THE PARTIES

Section 4.1            Board of Directors.

(a)               The Purchaser shall have the right to designate one director to the Board of Directors (the “Series A Director”) to the extent provided in the Certificate of Designations. The initial Series A Director shall be Paul D. Ginsberg.

(b)               If the Purchaser ceases to have the right to designate the Series A Director in accordance with the Certificate of Designations, and for so long as the Purchaser has record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Conversion Shares that constitute at least five percent (5%) of the outstanding Common Stock of the Company, the Purchaser shall have the right to nominate one person for election to the Board of Directors (a “Purchaser Nominee”) each year. If the Purchaser has the right to so nominate a Purchaser Nominee in a given year, the Company shall, at the annual meeting of the stockholders of the Company during such year, nominate the Purchaser Nominee for election to the Board of Directors and use reasonable efforts to cause the Purchaser Nominee to be elected to the Board of Directors; provided, however, that the Purchaser Nominee shall (x) be reasonably acceptable to the Corporate Governance and Nominating Committee of the Board of Directors applying the Company’s standard practices and the same considerations to the Purchaser Nominee as would be applied by such committee to any other director appointee, nominee or applicant and (y) comply with the Corporate Governance Principles and Guidelines of the Company as in effect from time to time to the extent such compliance is required from all of the other director appointees, nominees or applicants. If, following election to the Board of Directors, the Purchaser Nominee resigns, is removed, is not re-elected or is otherwise unable to serve for any reason and the Purchaser still has the right to nominate such Purchaser Nominee, then, subject to compliance with the proviso to the immediately preceding sentence, the Purchaser shall be entitled to designate a replacement Purchaser Nominee, and the Board of Directors shall use reasonable efforts to elect such replacement Purchaser Nominee to the Board of Directors. In the event that the Purchaser ceases to hold the minimum percentage of the outstanding Common Stock that entitles it to nominate the Purchaser Nominee as provided above, if requested by the Board of Directors, the Purchaser shall use reasonable best efforts to have such Purchaser Nominee resign as a director. As a pre-condition to the nomination of a Purchaser Nominee, such Purchaser Nominee shall execute and deliver to the Board of Directors an irrevocable letter of resignation to be deemed tendered at the time the Purchaser is required to use reasonable best efforts to have him or her so resign. For the avoidance of doubt, only Conversion Shares shall be counted towards whether the Purchaser meets the minimum percentage described above and, in the event that the Purchaser’s holdings of Conversion Shares drops below such minimum percentage, the Purchaser will not regain the right to nominate a Purchaser Nominee through the acquisition of other shares of Common Stock.

(c)               Subject to applicable legal requirements and stock exchange rules, for as long as the Series A Director or Purchaser Nominee, as applicable, serves on the Board of Directors, such Series A Director or Purchaser Nominee shall be a member of any M&A/transaction committee or any executive committee formed by the Board of Directors other than any committee formed for the purposes of considering any transaction with the Purchaser or its Affiliates.

(d)               The Series A Director or Purchaser Nominee, as applicable, shall be entitled to (i) reimbursement of expenses and indemnification in the same manner and to the same extent as the other members of the Board of Directors, in accordance with the Company’s organizational documents and on the basis of the director indemnification agreement attached hereto as Exhibit E, and (ii) compensation to the extent and in the manner set forth in Schedule 4.1(d) attached hereto. Any director minimum ownership requirements shall be deemed satisfied in respect of the Series A Director or Purchaser Nominee, as applicable, by the Purchased Shares, or any Conversion Shares, as applicable, held by the Purchaser or one or more of its Affiliates.

Section 4.2            Restrictions on Transfer.

(a)               After the Closing, the Purchaser shall not Transfer any of the Purchased Shares to any Person without the consent of the Company; provided, however, that, without the consent of the Company, the Purchaser may Transfer Purchased Shares (i) to a Permitted Transferee of the Purchaser that agrees to be bound by the terms of this Article IV pursuant to a written agreement in form and substance reasonably satisfactory to the Company (and upon such Transfer the Permitted Transferee shall become a “Purchaser” for purposes of this Article IV); (ii) pursuant to a tender or exchange offer, merger, consolidation, division, acquisition, reorganization or recapitalization involving the Company; or (iii) following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws.

(b)               At no time shall the Purchaser knowingly (after reasonable inquiry) Transfer any Purchased Shares or Conversion Shares to (i) any Company Competitor, (ii) any Person such that, as a result of such Transfer, such Person, together with its Affiliates, owns, controls or otherwise has any beneficial or other ownership interest in the aggregate of more than five percent (5%) of the outstanding capital stock of the Company (other than any investment company or mutual fund that has filed, or has a current obligation to file, a report on Schedule 13G (and not Schedule 13D) pursuant to Regulation 13D-G under the Exchange Act with respect to its ownership of shares of capital stock of the Company), (iii) any Person who is reasonably known to have engaged in activist campaigns in the three years prior to the date of any such proposed Transfer, including by stating an intention to or actually attempting to (pursuant to proxy solicitation, tender or exchange offer or other means) obtain a seat on the board of directors of a company or effecting a significant change within the company; provided, however that, notwithstanding anything to the contrary in the foregoing, this Section 4.2(b) shall not restrict a Transfer (x) pursuant to a traditional underwritten offering (including any block trade) or Rule 144 under the Securities Act (provided that any such Transfer pursuant to Rule 144 either is not a direct placement or satisfies the requirements of paragraph (f) of such rule) and (y) following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws.

(c)               In any event, Restricted Securities shall not be Transferred except upon the conditions specified in Section 4.3, which conditions are intended to ensure compliance with the provisions of the Securities Act. Any attempted Transfer in violation of this Section 4.2 shall be void ab initio.

Section 4.3            Restrictive Legends.

(a)               Each certificate representing the Purchased Shares or Conversion Shares (unless otherwise permitted by the provisions of Section 4.3(d)) shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(b)               In addition, for so long as the Purchased Shares or Conversion Shares are subject to the restrictions set forth in Section 4.2, each certificate representing the Purchased Shares or Conversion Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SUBSCRIPTION AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”

(c)               The Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Purchased Shares or the Conversion Shares in order to implement the restrictions on transfer set forth in this Section 4.3.

(d)               Prior to any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, a Purchaser shall give written notice to the Company of such Purchaser’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company, whereupon such Purchaser shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by such Purchaser to the Company. Notwithstanding the foregoing, in the event a Purchaser shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such legal opinion or such other evidence (A) in a routine sales transaction in compliance with Rule 144 under the Securities Act, (B) in any transaction in which a Purchaser that is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or Affiliates for no consideration or (C) in any transaction in which a Purchaser that is a partnership or limited liability company distributes Restricted Securities solely to its Affiliates (including affiliated fund partnerships), or partners or members of such Purchaser or its Affiliates for no consideration. Each certificate evidencing the Restricted Securities transferred shall bear the appropriate restrictive legend set forth in Section 4.3 above, except that such certificate shall not bear the first such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of a Purchaser of a certificate bearing the first such restrictive legend and, if necessary, the appropriate evidence as required by clause (i) or (ii) above, the Company shall remove the first such restrictive legend from such certificate and from the certificate to be issued to the applicable transferee if such legend is not required in order to establish compliance with any provisions of the Securities Act and the Purchaser promptly Transfers the Purchased Shares or Conversion Shares. If the Purchaser holds a certificate bearing the second restrictive legend, upon the request of the Purchaser, the Company shall remove such restrictive legend from such certificate when the provisions of Section 4.2 are no longer applicable to the applicable Purchased Shares or Conversion Shares.

Section 4.4            Standstill. The Purchaser agrees that until the later of the (x) third anniversary of the date of this Agreement, and (y) date on which the Purchaser no longer has record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Conversion Shares that constitute at least five percent (5%) of the outstanding Common Stock of the Company, without the prior written consent of the Company, it will not at any time, nor will it cause or permit any of its Affiliates to: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or its Subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or its Subsidiaries or assets of the Company or its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries, or (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or any of its Affiliates; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; it being understood that nothing in this Section 4.4 shall (x) restrict or prohibit the Series A Director or Purchaser Nominee, as applicable, from taking any action, or refraining from taking any action, which he or she determines, in his or her reasonable discretion, is necessary to fulfill his or her fiduciary duties as a member of the Board of Directors or (y) restrict the Purchaser’s acquisition of the Purchased Shares (including the accretion of dividends thereon and any dividends payable in any other security) or Conversion Shares issuable upon conversion of the Purchased Shares, in each case, in accordance with the terms of this Agreement and the Certificate of Designations.

Section 4.5            Hedging Transactions. So long as the Purchaser has the right to designate or nominate a director to the Board of Directors pursuant to the Certificate of Designations or Section 4.1, the Purchaser agrees that it will not enter into any Hedging Transactions to the extent directors of the Company are prohibited from entering into such Hedging Transactions pursuant to a policy applicable to all directors of the Company.

Section 4.6            Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares (a) to fund working capital, (b) to pay for the fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement and (c) general corporate purposes.

Section 4.7            Confidentiality.

(a)               So long as the Purchaser has the right to designate or nominate a director to the Board of Directors pursuant to the Certificate of Designations or Section 4.1, (i) the Purchaser shall keep all Confidential Information confidential and shall not, without the Company’s prior written consent, disclose any Confidential Information in any manner whatsoever, in whole or in part and (ii) the Purchaser shall not use any Confidential Information, other than in connection with the performance of its obligations hereunder. During such period, the Purchaser shall disclose the Confidential Information only to such of its Representatives who need to know the Confidential Information for such purpose, who are informed by the Purchaser of the confidential nature of the Confidential Information and who either (A) are otherwise bound by an obligation of confidentiality to the Company to ensure compliance with the terms of this Section 4.7 or (B) shall agree to act in accordance with the terms and conditions of this Section 4.7. The Purchaser shall be responsible for any non-compliance with this Section 4.7 by its Representatives. The Purchaser shall return to the Company or, insofar as reasonably practicable, destroy all copies of Confidential Information upon the Company’s written request. Notwithstanding the foregoing, the Purchaser may retain such materials to the extent required by applicable law or in accordance with internal compliance procedures; provided, however, that the Purchaser shall keep all such copies confidential in accordance with this Section 4.7.

(b)               In the event that the Purchaser or any of its Representatives is required or requested by applicable law (including oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Confidential Information, the Purchaser will provide the Company with prompt notice (unless such notification is prohibited by applicable law and other than in connection with a routine audit or examination by, or a blanket document request from, a regulatory or governmental entity that does not reference the Company or this Agreement) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.7. In the event that such a protective order or other remedy is not obtained, that no such notice is required to be provided to the Company or that the Company waives compliance with the provisions of this Section 4.7, the Purchaser may disclose such Confidential Information without liability hereunder.

Section 4.8            Financial Statements and Other Information.

(a)               Subject to Section 4.8(b), and for so long as the Purchaser holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the outstanding shares of the Company’s Common Stock (which shall be determined assuming the conversion of all of the shares of Series A Preferred Stock), the Company shall deliver to the Purchaser:

(i)                 within 90 days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year; and

(ii)              within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter.

(b)               Notwithstanding the foregoing, financial statements and other reports required to be delivered pursuant to this Section 4.8 filed by the Company with the SEC and available on EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) shall be deemed to have been delivered to the Purchaser on the date on which the Company posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(c)               For so long as the Purchaser holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the outstanding shares of the Company’s Common Stock (which shall be determined assuming the conversion of all of the shares of Series A Preferred Stock), the Purchaser or the employees of the Purchaser shall have the reasonable right to consult from time to time with the officers of the Company at its principal place of business regarding operating and financial matters of the Company; provided that the exercise of such right does not materially interfere with the operations of the business of the Company.

Section 4.9            Certain New Securities.

(a)               For purposes of this Section 4.9, the following terms shall have the following meanings:

(i)                 “Convertible Securities” means any security convertible into or exchangeable for Common Stock.

(ii)              “Equity Securities” means (A) all shares of capital stock of the Company, (B) all securities convertible into or exchangeable for shares of capital stock of the Company and (C) all options, warrants or other rights to purchase or otherwise acquire from the Company shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

(iii)            “Excluded Securities” means (A) any securities issued by the Company as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity; (B) any shares of capital stock or options to purchase shares of capital stock, or other equity-based awards (including restricted stock units), issued or granted to employees (or prospective employees who have accepted an offer of employment), directors or consultants of the Company or any of its Subsidiaries, pursuant to plans that have been approved by a majority of the independent members of the Board of Directors or that exist as of the date of this Agreement; (C) securities issued by the Company upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of capital stock and are outstanding as of the date of this Agreement, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the date of this Agreement; (D) securities issued by the Company pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested members of the Board of Directors; and (E) the Convertible Preferred Stock and any Conversion Shares. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.

(iv)             “New Securities” means all Equity Securities other than: (A) Excluded Securities; (B) shares of any class of capital stock of the Company issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock; (C) shares of capital stock of the Company issued as consideration in connection with the acquisition, approved by the Board of Directors, by the Company of assets or capital stock of any Person; (D) shares of Common Stock issued pursuant to a bona fide public offering, or Convertible Securities or shares of Common Stock issuable upon exercise or conversion of Convertible Securities issued pursuant to a bona fide public offering, in each case with aggregate proceeds of at least $25,000,000, (E) shares of Common Stock, Convertible Securities and Options issued to existing or former officers, directors, employees or consultants of the Company pursuant to any equity incentive plan adopted or approved by the Board of Directors from time to time, including any shares of Common Stock issuable upon exercise of any such Option or settlement or vesting of any award issued under such plans, (F) rights issued pursuant to a shareholder rights plan, and (G) the issuance of warrants with indebtedness for purposes of yield enhancement.

(v)               “Options” means any options, warrants or other rights to subscribe for or to purchase, or any options for the purchase of, any Common Stock or Convertible Securities.

(b)               If, after the Closing Date, the Company intends to issue New Securities for cash to any Person, then, at least 15 Business Days prior to the issuance of the New Securities, the Company shall deliver to the Purchaser an offer (the “Offer”) to issue the New Securities to the Purchaser upon the terms set forth in this Section 4.9; provided, however, that the Company shall have no obligation to make an Offer unless at such time the Purchaser has record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the outstanding shares of the Company’s Common Stock (which shall be determined assuming conversion of all of the shares of Series A Preferred Stock). Notwithstanding the foregoing, the Company in its discretion may voluntarily provide an Offer to the Purchaser even if the foregoing conditions have not been satisfied. The Offer shall state that the Company proposes to issue the New Securities and shall specify their number and terms (including purchase price). Any Offer may contemplate market flex terms for the issuance of the New Securities. The Offer shall remain open and irrevocable for a period of 15 Business Days (the “Offer Period”) from the date of its delivery.

(c)               The Purchaser shall have the right to purchase all but not less than all of the New Securities on the terms and conditions set forth in the Offer by delivering written notice of acceptance thereof to the Company during the Offer Period. The closing of the purchase of New Securities by the Purchaser shall be held at the principal office of the Company at 11:00 a.m. local time on the closing date set forth in the Offer or at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver the New Securities to the Purchaser against payment of the purchase price therefor by the Purchaser. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to consummate such transactions.

(d)               If the Purchaser does not elect to purchase all of the New Securities pursuant to Section 4.9(c), the Company may sell the New Securities on terms and conditions that are no more favorable in the aggregate to the applicable purchaser than those set forth in the Offer. If such sale is not consummated within 180 days of the date upon which the Offer is given, then no issuance of New Securities may be made thereafter by the Company without again offering the same to the Purchaser in accordance with this Section 4.9.

(e)               The rights granted in this Section 4.9 are personal to the Purchaser and its Permitted Transferees and do not constitute a right of holders of any securities of the Company, including, without limitation, the Series A Preferred Stock, as such.

Section 4.10        Filings; Other Actions.

(a)               As set forth in the Certificate of Designations, the Purchased Shares shall be initially issued to the Purchaser without voting rights in the election of directors of the Company or conversion rights into Common Stock. After issuance and following the expiration or termination of the waiting period under the HSR Act (or receipt by the Company of written notice from Purchaser that clearance under the HSR Act is not required), the Purchased Shares shall gain the right to vote on an as-converted basis with the Common Stock, pursuant to, and in accordance with, the terms of the Certificate of Designations. The Purchaser and the Company shall use all reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable following the date hereof, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the HSR Act and other Antitrust Laws (the “Antitrust Approval”). Without limiting the foregoing, the Purchaser and the Company shall each prepare and file within five (5) business days after the date hereof a required Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. In connection with such undertakings, the Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, necessary or advisable to consummate the transactions contemplated by this Agreement, including obtaining the Antitrust Approval. The Purchaser and the Company shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

(b)               The Purchaser and the Company will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case, subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement, including obtaining the Antitrust Approval. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 4.10. The Purchaser shall promptly furnish the Company, and the Company shall promptly furnish each Purchaser, to the extent permitted by law, with copies of written communications received by it or its Subsidiaries from any governmental authority in respect of the transactions contemplated by this Agreement, including obtaining the Antitrust Approval. Neither the Purchaser nor the Company shall participate in any substantive meeting with any governmental authority in respect of the transactions contemplated by this Agreement, including obtaining the Antitrust Approval unless it consults with the other party in advance and, to the extent not prohibited by such governmental authority, gives the other party the opportunity to attend and participate therein or thereat.

Section 4.11          Voting Agreement. On or after the expiration or termination of any applicable waiting periods under the HSR Act, and for so long as the Purchaser has the right to designate or nominate a director to the Board of Directors pursuant to the Certificate of Designations or Section 4.1, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Purchaser shall take such action as may be required so that all of the Purchased Shares, Conversion Shares or other shares of Common Stock owned, directly or indirectly, of record or beneficially by such Purchaser and entitled to vote at such meeting of stockholders are voted (a) in favor of each director nominated or recommended by the Board of Directors for election at any such meeting, and against the removal of any director who has been elected following nomination or recommendation by the Board of Directors, (b) against any stockholder nomination for director that is not approved and recommended by the Board of Directors for election at any such meeting, (c) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Board of Directors or the Compensation Committee of the Board of Directors (or any successor committee, however denominated), and (d) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm, but no Purchaser shall be under any obligation to vote in the same manner as recommended by the Board of Directors or in any other manner, other than in its sole discretion, with respect to any other matter. In furtherance of the foregoing, for so long as the Purchaser has the right to designate or nominate a director to the Board of Directors pursuant to the Certificate of Designations or Section 4.1, the Purchaser shall take such action as may be required so that the Purchaser is present, in person or by proxy, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof so that all of the Purchased Shares, Conversion Shares or other shares of Common Stock owned, directly or indirectly, of record or beneficially by the Purchaser may be counted for the purposes of determining the presence of a quorum and voted in accordance with the terms and conditions of this Section 4.11.

Section 4.12          Tax Matters.

(a)           USRPHC Status. At the Purchaser’s request from time to time while the Purchaser owns an equity interest in the Company, the Company shall use commercially reasonable efforts to determine as promptly as practicable whether it is a USRPHC and shall promptly notify the Purchaser in writing of its determination of its status as a USRPHC (and if in connection with a sale, shall promptly provide to the Purchaser a statement in accordance with Treasury Regulations Section 1.897-2(h)(1) where it determines the interest being sold is not a United States real property interest within the meaning of Section 897 of the Code).

(b)          Tax Treatment. The Company and the Purchaser shall treat the Commitment Fee as reducing the purchase price of the Purchased Shares for U.S. federal and applicable state and local income Tax purposes and shall take no positions or actions inconsistent with the foregoing unless otherwise required by a determination within the meaning of Section 1313(a) of the Code or similar provision of applicable state or local income Tax law.

Section 4.13          Nasdaq Listing. To the extent it has not already done so, promptly following the execution of this Agreement, the Company shall apply to cause the Conversion Shares to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

Article V

CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 5.1            Conditions of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties of the Company contained in Article II of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)          Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware.

Section 5.2           Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a)           Representations and Warranties; Performance. Each of the representations and warranties of the Purchaser contained in Article III of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions under this Agreement and the Registration Rights Agreement.

(b)               Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

(c)               Consideration for the Securities. The Purchaser shall have paid the purchase price of the Purchased Shares to be purchased by such Purchaser in full at the Closing either by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.

(d)               Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware.

Article VI

MISCELLANEOUS

Section 6.1            Survival. Except in the case of intentional and actual fraud, the representations and warranties of the parties contained in Article II and Article III hereof shall not survive, and shall terminate automatically as of, the Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party or any of their respective Representatives. All other covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms.

Section 6.2            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.3            Governing Law.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

(b)           Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c)           Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d)           Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such Person.

(e)           Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6.4            Entire Agreement; No Third Party Beneficiary. This Agreement and the Registration Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 6.5            Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses, except that, upon consummation of the Closing, the Company shall reimburse the Purchaser for all reasonable and documented out-of-pocket costs and expenses, including legal fees, expenses, other professional fees and expenses, and all reasonable out-of-pocket due diligence expenses, in an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000), incurred by the Purchaser in connection with the transaction contemplated by this Agreement.

Section 6.6            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301
E-mail: smay@thecheesecakefactory.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
E-mail: david.zaheer@lw.com
Attention: David Zaheer

If to a Purchaser, to:

Roark Capital Acquisitions LLC
1180 Peachtree Street NE, Suite 2500
Atlanta, GA 30309
Attention: Stephen Aronson
E-mail: sda@roarkcapital.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
E-mail: jmarell@paulweiss.com, sstasny@paulweiss.com
Attention: Jeffrey D. Marell, Sarah Stasny

Section 6.7            Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned in connection with a Transfer to a Permitted Transferee permitted by Section 4.2(a)(i). No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 6.8            Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 6.9            Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.10           Interpretation; Absence of Presumption.

(a)               For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 6.11         Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 6.12          Specific Performance. The parties hereto agree that irreparable damage could occur and that the a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13          Corporate Opportunities. Subject to the provisions of Section 4.2(b)(i) and Section 4.7 and the proviso set forth in the penultimate sentence of this Section 6.13, the Company, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable law, (a) acknowledges and affirms that the Purchaser and its Affiliates, portfolio companies and Representatives, including any Series A Director or Purchaser Nominee (the “Purchaser Group”): (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries (and related services businesses) that may, are or will be competitive with the Company’s or any of its Subsidiaries’ businesses or that could be suitable for the Company’s or any of its Subsidiaries’ interests, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates or any other person with which any of the Company or its Affiliates has a business relationship, (iii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, or serve as officers of, Other Investments, (iv) may develop or become aware of business opportunities for Other Investments; and (v) may or will, as a result of or arising from the matters referenced in this Section 6.13, the nature of the Purchaser Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a “Renounced Business Opportunity”)), (c) acknowledges and affirms that no member of Purchaser Group, including any Series A Director or Purchaser Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any member of Purchaser Group may pursue a Renounced Business Opportunity and (d) waives any claim against the Purchaser Group and each member thereof. The Company agrees that in the event that the Purchaser Group or any member thereof acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Purchaser Group and (y) the Company or its Subsidiaries, a member of the Purchaser Group shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries. To the fullest extent permitted by applicable law, the Company hereby waives any claim against the Purchaser Group and each member thereof that such member or the Purchaser Group is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that the Purchaser Group or such member of the Purchaser Group (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Company. Notwithstanding anything to the contrary in the foregoing, the Company does not renounce its interest in any corporate opportunity if such corporate opportunity was expressly offered to a Series A Director or Purchaser Nominee solely in his or her capacity as a member of the Board of Directors; provided that such opportunity has not been separately presented to the Purchaser or its Affiliates. Notwithstanding anything to the contrary in the foregoing, the Company shall not be prohibited from pursuing any Renounced Business Opportunity as a result of this Section 6.13.

Section 6.14           Net Funding. In order to simplify the cash movements in respect of the payment of the purchase price set forth in Section 1.1, the commitment fee described in Section 1.3 and the reimbursement amount set forth in Section 6.5, the Company and the Purchaser hereby agree that, at the option of the Purchaser, the commitment fee described in Section 1.3 and the reimbursement amount set forth in Section 6.5 shall be deducted from purchase price set forth in Section 1.1, such that the aggregate amount payable by the Purchaser on the Closing Date shall equal $197,750,000, whereupon, following the payment of such amount, all obligations of the Purchaser under this Agreement in connection with its payment of the purchase price set forth in Section 1.1 shall be deemed to have been satisfied in full as if the Purchaser had paid the full amount of the purchase price set forth in Section 1.1 to the Company.

Section 6.15          Public Announcement. Subject to each party’s disclosure obligations imposed by applicable law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 6.14 shall not apply to any press release or other public statement made by the Company or a Purchaser (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees.

(The next page is the signature page)

The parties have caused this Subscription Agreement to be executed as of the date first written above.

THE CHEESECAKE FACTORY INCORPORATED

By:	/s/ Matthew E. Clark
Name: Matthew Clark Title: Executive Vice President, Chief Financial Officer

RC CAKE HOLDINGS LLC

By:	/s/ Paul D. Ginsberg
Name: Paul D. Ginsberg Title: President

EXHIBIT A

DEFINED TERMS

1.       The following capitalized terms have the meanings indicated:

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Antitrust Laws” means the HSR Act and any applicable law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger of acquisition or otherwise.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Bylaws” means the Bylaws of the Company, amended and restated, on May 20, 2009, as the same may be further amended, supplemented or restated.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as the same may be further amended, supplemented or restated.

“Company Competitor” means any Person that is engaged in any restaurant business, including casual dining, fast-casual, fine dining or family style restaurants and any Affiliate thereof; provided, however, that a private equity fund shall not be deemed to be a “Company Competitor” solely as a result of owning an investment in a portfolio company that is a Company Competitor.

“Confidential Information” means information regarding the Company or its Subsidiaries that is non-public, confidential or proprietary in nature, together with all analyses, compilations, forecasts, studies or other documents prepared by the Purchaser or its Representatives which contain or otherwise reflect such information. “Confidential Information” shall not include such portions of the Confidential Information that (a) are or become generally available to the public other than as a result of the Purchasers’ or its Affiliates’ disclosure in violation of this Agreement, (b) become available to the Purchasers or its Affiliates on a non-confidential basis from a source other than the Company or its Subsidiaries, (c) was already in the Purchaser’s or its Affiliate’s possession prior to the date of this Agreement and which was not obtained from the Company or its Subsidiaries or (d) are independently developed by the Purchaser or its Affiliates without reference to the Confidential Information.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware (as amended from time to time).

“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, rule or regulations of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Documents” means all material “employment benefit plans” as defined in Section 3(3) of ERISA that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company or its Subsidiaries have any liability.

“ERISA Regulations” means the regulations promulgated by the Department of Labor in 29 C.F.R. § 2510.3-101, and any amendments or successor regulations thereto, as modified by Section 3(42) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.

“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.

“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,“ including petroleum and any fraction thereof, and any radioactive materials and waste.

“Hedging Transactions” means the entering (a) into a Short Sale, (b) into or establishment of any agreement constituting a “put equivalent position,” as defined by Rule 16a-1(h) of the Exchange Act, or (c) otherwise entering into a hedging transaction the primary purpose of which is to offset the loss which results from a decline in the market price of the Common Stock.

“Indemnification Agreement” means the Indemnification Agreement between the Company and the Series A Director in the form attached to this Agreement as Exhibit E.

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Management Rights Letter” means the Management Rights Letter between the Company and Roark Capital Partners V (TE) LP in the form attached to this Agreement as Exhibit F.

“Material Adverse Effect” means a material adverse effect upon the financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Company and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (d) any conditions resulting from the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic (including COVID-19) or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international ore regional calamity; (e) changes in any law, rule, regulation or GAAP; (f) any action taken or omitted to be taken by or at the written request or with the written consent of a Purchaser; (g) any announcement of this Agreement or the transactions contemplated hereby; (h) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (i) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (j) any effect arising out of or resulting from any claims or proceedings made by any of the Company’s stockholders arising out of or related to this Agreement; provided, that any of the matters described in clauses (a), (b) or (c), will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Company and its Subsidiaries operate.

“Permitted Transferee” means any investment fund, investment vehicle or account Controlled by (i) Roark Capital Management, LLC or (ii) one or more Affiliates of Roark Capital Management, LLC.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and the Purchaser in the form attached to the Agreement as Exhibit C.

“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors and direct or indirect members or partners or Affiliates of the foregoing.

“Requirements of Environmental Law” means all requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any governmental authority which relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; or (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.

“Restricted Securities” means Purchased Shares or Conversion Shares required to bear the legend set forth in Section 4.3(a) under the applicable provisions of the Securities Act.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC on or after January 1, 2019.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Sale” means a sale of Common Stock that is marked as a short sale.

“Stock Plans” means The Cheesecake Factory Incorporated 2010 Stock Incentive Plan, as amended, and The Cheesecake Factory Incorporated Stock Incentive Plan.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Support Agreement” means the Support Agreement between Mr. David Overton, on the one hand, and the Purchaser, on the other hand, in the form attached to this Agreement as Exhibit G.

“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock. The term “Transferred” shall have a correlative meaning.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended.

2.       The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
Agreement	Preamble
Antitrust Approval	4.10(a)
Applicable Matters	6.3(b)
Certificate of Designations	1.1
Chosen Court	6.3(b)
Chosen Courts	6.3(b)
Closing	1.2
Closing Date	1.2
Common Stock	2.4(a)
Company	Preamble
consultant	4.9(a)(iii)
Conversion Shares	2.4(c)
Convertible Securities	4.9(a)(i)
Disclosure Schedule	Article II
Equity Securities	4.9(a)(iii)
Excluded Securities	4.9(a)(iii)
Financial Statements	2.7
HSR Act	2.3
New Securities	4.9(a)(iv)
Offer	4.9(b)
Offer Period	4.9(b)
Options	4.9(a)(v)
Other Investments	6.13
Preferred Stock	2.4(a)
Purchased Shares	Preamble
Purchaser	Preamble
Purchaser Group	6.13
Purchaser Nominee	4.1(b)
Renounced Business Opportunity	6.13
SECURITIES ACT	4.3(a)
Series A Director	4.1(a)
Series A Preferred Stock	Preamble
USRPHC	2.12